Exhibit 10.35

RENEGOTIATED AND COMBINED
QWEST REGIONAL COMMITMENT PROGRAM
FOR INTERSTATE DS1 AND DS3 SERVICE
DUE TO A MERGER/ACQUISITION OR TRANSFER OF USE
ACKNOWLEDGEMENT

Eschelon Telecom, Inc.
Customer’s Legal Name (“Customer”)

Customer either: (a) merged with or acquired another Qwest Regional Commitment Program (“RCP”) customer under Section 7.1.3.B.2.f(1) of Qwest Corporation’s (“Qwest’s”) Interstate F.C.C. No. 1 Access Tariff (“FCC1 Tariff”), or (b) hereby assumes all of another customer’s Interstate DS1 and DS3 Service (“Service”) under a transfer of use in Sections 7.1.3.B.2.f(2) and 2.1.2 of the FCC1 Tariff. The other customers are: OneEighty Communications Inc.

Customer hereby renegotiates and combines the RCP under Section 7.1.3.B.2.f(1) or (2) to the current RCP terms for Service under the following ACNAs: AYD, SHD, DVN, ORO.OEY. Customer understands and agrees that Qwest provides Service solely under the regulations, rates, and charges of the FCC1 Tariff. In the event of a conflict between the FCC1 Tariff and this Acknowledgment, the FCC1 Tariff prevails.

Service Requested

(A) At the time of signature of this renegotiated and combined RCP, the commitment levels of the existing RCPs of entities and ACNAs referenced above are 73 DS1 circuits and NA DS3 circuits.

(B) If applicable, Customer acknowledges that Qwest provides a total of 333 DS1 circuits and NA DS3 circuits to entities and ACNAs listed above that are currently not under RCP. Customer commits to a 90% minimum quantity level of the circuits identified in this subsection (B) and those commitment levels are: 300 DS1 circuits and NA DS3 circuits.

The initial commitment level under this renegotiated and combined RCP is determined by combining the commitment levels in (A) and (B) above. Those combined amounts are 373 DS1 circuits and NA DS3 circuits. The commitment level may be adjusted as provided in the FCC1 Tariff.

The effective date of the renegotiated and combined RCP is the 1st day of March, 2007 (“Effective Date”). (Note: Qwest must receive Customer’s signed Acknowledgement by the close of business on the 15th of the month for an Effective Date on the 1st day of the following month). The term of Customer’s RCP will expire 48 months after the Effective Date (“Term”).

Adjusting the Commitment Level

Customer hereby selects the following commitment level adjustment option:

☐ Monthly option. Customer authorizes Qwest to automatically increase the circuit commitment level each month that the in-service circuits increase in quantity except as specified in the FCC1 Tariff. If the number of DS1/DS3 circuits has decreased from the previous month’s commitment level, the commitment level will not decrease.

☒ Annual option. Customer authorizes Qwest to validate the commitment level annually. At the time of the annual review, the commitment level will be changed by Qwest to reflect 90% of the current in-service DS1/DS3 circuits if the number of Qwest-provided circuits has increased from the previous year except as specified in the FCC1 Tariff. If the number of DS1/DS3 circuits has decreased from the previous year, the commitment level will remain the same for the next 12 months.

Customer authorizes Qwest to use Qwest records as the basis for determining Customer’s commitment level.

Rate Plan

Customer hereby selects the following rate plan option:

☒ Rate stabilized. Customer’s RCP DS1 and DS3 rates are stabilized. Rate stabilized means rates are set at the then current month-to-month rates on the date the RCP becomes effective and Customer will not receive rate increases or decreases during the Term of its RCP.

RCP	Copyright © 2007 Qwest. All Rights Reserved.

CONFIDENTIAL